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                                                Exhibit 23.4








                Independent Auditors' Consent


The Board of Directors
Devon Energy Corporation


We consent to incorporation by reference in the Registration Statements (No. 33-32378, 33-67924, 333-48643 and 333-66873)
on Form S-8 and the Registration Statements (No. 333-00815 and 333-66899) on Form S-3 of Devon Energy Corporation of our report dated January 26, 1999, relating to the consolidated balance sheets of Devon Energy Corporation and subsidiaries as of December 31, 1998, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years then ended, which report appears in the December 31, 1998 annual report on Form 10-K of Devon Energy Corporation.



                                        KPMG LLP


Oklahoma City, Oklahoma
March 24, 1999